                                                                EXHIBIT 23(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


 We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 21, 1996, which appears on Page 18 of the 1995 Annual Report to Shareholders of Associated Estates Realty Corporation, which is incorporated by reference in Associated Estates Realty Corporation's 1995 Annual Report on Form 10-K. We also consent to the incorporation by reference of our reports dated
(i) February 21, 1996 relating to the Financial Statement Schedule which appears on Page F-14 of such 1995 Annual Report on 10-K and (ii) September 17, 1996 relating to the statements of revenue and certain expenses of Chestnut Ridge, Aspen Lakes, Springbrook and Summer Ridge which appears on Page F-2 of the Current Report on Form 8-K dated February 1, 1996. We also consent to the incorporation by reference of our reports dated June 29, 1994 relating to the statements of revenue and certain expenses for the year ended December 31, 1993 of the Acquired Properties and the Proposed Acquisition Properties appearing on pages F-37 and F-41, respectively, in the Associated Estates Realty Corporation's Registration Statement on Form S-11 No. 33-80950 dated June 30, 1994 and as amended thereafter. We also consent to the reference to us under the heading "Experts" in such Prospectus.


Price Waterhouse LLP

Cleveland, Ohio
February 26, 1997